Exhibit (a)(5)(l)

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

GILBERT GRIFFIN,	)
)
Plaintiff,	)
	)	Case No.
v.	)
	)	JURY TRIAL DEMANDED
THE MICHAELS COMPANIES, INC.,	)
JAMES A. QUELLA, JOSH BEKENSTEIN,	)
ASHLEY BUCHANAN, MARK COSBY,	)
RYAN COTTON, MONTE E. FORD,	)
KAREN KAPLAN, MATTHEW S. LEVIN,	)
JOHN J. MAHONEY, BERYL B. RAFF,	)
MAGIC ACQUIRECO, INC., and MAGIC	)
MERGECO, INC.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on March 3, 2021 (the “Proposed Transaction”), pursuant to which The Michaels Companies, Inc. (“Michaels” or the “Company”) will be acquired by affiliates of Apollo Global Management, Inc.

2. On March 2, 2021, Michaels’ Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Magic AcquireCo, Inc. (“Parent”) and Magic MergeCo, Inc. (“Merger Sub,” and together with Parent, “Magic”). Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all of Michaels’ outstanding common stock for $22.00 in cash per share. The Tender Offer is set to expire on April 12, 2021.

3. On March 16, 2021, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Michaels common stock.

9. Defendant Michaels is a Delaware corporation and maintains its principal executive offices at 3939 West John Carpenter Freeway, Irving, Texas 75063. Michaels’ common stock trades on the NASDAQ under the ticker symbol “MIK.”

10. Defendant James A. Quella is Chairman of the Board of the Company.

11. Defendant Josh Bekenstein is a director of the Company.

12. Defendant Ashley Buchanan is Chief Executive Officer and a director of the Company.

13. Defendant Mark Cosby is a director of the Company.

14. Defendant Ryan Cotton is a director of the Company.

15. Defendant Monte E. Ford is a director of the Company.

16. Defendant Karen Kaplan is a director of the Company.

17. Defendant Matthew S. Levin is a director of the Company.

18. Defendant John J. Mahoney is a director of the Company.

19. Defendant Beryl B. Raff is a director of the Company.

20. The defendants identified in paragraphs 10 through 19 are collectively referred to herein as the “Individual Defendants.”

21. Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

22. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

23. Michaels is North America’s largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise. The Company operates more than 1,275 stores in forty-nine states and Canada.

24. On March 2, 2021, Michaels’ Board caused the Company to enter into the Merger Agreement with Magic.

25. Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of Michaels’ outstanding common stock for $22.00 in cash per share.

26. According to the press release announcing the Proposed Transaction:

The Michaels Companies (NASDAQ: MIK) (“Michaels” or “the Company”) and funds managed by affiliates of Apollo Global Management, Inc. (NYSE:APO) (together with its consolidated subsidiaries “Apollo”) today announced that they have entered into a definitive merger agreement pursuant to which investment funds managed by affiliates of Apollo have agreed to acquire the Company in a transaction that values Michaels at an equity value of approximately $3.3 billion (for a transaction valued at $5.0 billion).

Under the terms of the agreement, which has been unanimously approved by the Michaels Board of Directors, Apollo will commence a tender offer to acquire all outstanding shares of Michaels for $22.00 per share in cash. The purchase price represents a 47% premium to the closing stock price on February 26, 2021 (the last trading day prior to press speculation about a potential transaction involving Michaels) of $15.00 per share and a 78% premium to the 90-day volume-weighted average price. . . .

The closing of the transaction is subject to customary closing conditions, including the expiration or termination of certain regulatory periods and the tender of shares representing at least a majority of the Company’s outstanding common stock to Apollo, and is expected to close in Michaels’ first half of the Company’s fiscal year. Following the successful completion of the tender offer, Apollo managed funds will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price. The transaction will be financed through a combination of equity provided by Apollo managed funds as well as a committed debt financing package to be provided by Credit Suisse, Barclays, Wells Fargo, RBC Capital Markets, Deutsche Bank, Mizuho, and Bank of America.

The merger agreement provides for a “go-shop” period, during which Michaels – with the assistance of UBS Investment Bank, its exclusive financial advisor – will actively solicit, evaluate and potentially enter into negotiations with and provide due diligence access to parties that submit alternative proposals.

The go-shop period is 25 calendar days, commencing today. Michaels will have the right to terminate the merger agreement to enter into a superior proposal subject to the conditions and procedures specified in the merger agreement, which Michaels will file with a Current Report on Form 8-K. There can be no assurance this process will result in a superior proposal. Michaels does not intend to disclose developments about this process unless and until its Board of Directors has made a decision with respect to any potential superior proposal.

Upon the completion of the transaction, Michaels will become a privately held company and shares of MIK common stock will no longer be listed on any public market.

UBS Investment Bank is acting as exclusive financial advisor to Michaels and Ropes & Gray is acting as legal advisor to Michaels. Simpson Thacher & Bartlett LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, are acting as legal advisors to Apollo and Credit Suisse acted as Apollo’s financial advisor.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

27. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

28. As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

29. First, the Solicitation Statement omits material information regarding the Company’s financial projections.

30. The Solicitation Statement fails to disclose: (i) all line items used to calculate reported EBITDA, adjusted EBITDA, and normalized EBITDA; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

31. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

32. Second, the Solicitation Statement omits material information regarding the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction, UBS Securities LLC (“UBS”).

33. With respect to UBS’s Selected Public Company Analysis, the Solicitation Statement fails to disclose: (i) UBS’s basis for selecting reference range multiples of 6.0x to 7.5x 2021E Normalized EBITDA and 5.75x to 7.25x 2022E Normalized EBITDA; and (ii) the number of fully-diluted outstanding Company shares.

34. With respect to UBS’s Selected Transactions Analysis, the Solicitation Statement fails to disclose: (i) UBS’s basis for selecting reference range multiples of 5.0x to 7.0x TV/LTM Normalized EBITDA; (ii) the closing dates of the transactions; and (iii) the number of fully-diluted outstanding Company shares.

35. With respect to UBS’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the individual inputs and assumptions underlying the discount rates ranging from 9% to 11%; (ii) UBS’s basis for applying terminal multiples of 6.0x to 7.5x; (iii) the terminal values for the Company; and (iv) the number of fully-diluted outstanding Company shares.

36. With respect to UBS’s price targets analysis, the Solicitation Statement fails to disclose: (i) the price targets observed in the analysis; and (ii) the sources thereof.

37. With respect to UBS’s premiums paid analysis, the Solicitation Statement fails to disclose: (i) the transactions observed in the analysis; and (ii) the premiums paid in the transactions.

38. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

39. Third, the Solicitation Statement fails to disclose the timing and nature of the past services UBS provided to Parent and its affiliates.

40. Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives.

41. Fourth, the Solicitation Statement fails to disclose the timing and nature of all communications regarding the future employment and directorship of the Company’s officers and directors, including who participated in all such communications.

42. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

43. The omission of the above-referenced material information renders the Solicitation Statement false and misleading.

44. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

45. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

46. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

47. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

48. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

49. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

50. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

51. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

52. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

53. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

54. Because of the false and misleading statements in the Solicitation Statement, plaintiff is threatened with irreparable harm.

55. Plaintiff has no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

56. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

57. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

58. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

59. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

60. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

61. The omissions in the Solicitation Statement are material to plaintiff, and he will be deprived of his entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

62. Plaintiff has no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Magic)

63. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

64. The Individual Defendants and Magic acted as controlling persons of Michaels within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Michaels and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

65. Each of the Individual Defendants and Magic was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

66. Each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

67. Magic also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

68. By virtue of the foregoing, the Individual Defendants and Magic violated Section 20(a) of the 1934 Act.

69. As set forth above, the Individual Defendants and Magic had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

70. As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

71. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: March 22, 2021		RIGRODSKY LAW, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky (#3147)
Gina M. Serra (#5387)
Herbert W. Mondros (#3308)
300 Delaware Avenue, Suite 210
Wilmington, DE 19801
Telephone: (302) 295-5310
Facsimile: (302) 654-7530
Email: sdr@rl-legal.com
Email: gms@rl-legal.com
Email: hwm@rl-legal.com

Attorneys for Plaintiff